Exhibit 99.1

Pura Naturals Set to Launch Sponge Cleaning Products Infused With

Known Anti-Viral Material Recognized in Preparedness Against COVID-19

(Coronavirus)

April 01, 2020 07:35 AM Pacific Daylight Time

LAKE FOREST, Calif.--(BUSINESS WIRE)--Pura Naturals Inc. (OTCPINK: PNAT) (“Pura” or the “Company”), makers of ecofriendly earth-conscious cleaning products, today announced that it is now able to load the Company’s soap infused cleaning sponges with lactic acid, a known anti-viral material.

Robert Doherty, C.E.O., states, “The EPA recently added to the list of registered COVID-19 disinfectants. Pura Naturals has successfully included a registered chemical in our proprietary soap infused technology. The compound is widely used to inhibit the growth of important microbial pathogens and is a registered disinfectant. This product will augment the new cleaning procedures recently released to aid in the fight against viruses. Sample products have been distributed for use.” About Pura Naturals

Pura Naturals manufactures cleaning products that absorb grease and grime like a magnet. Pura Naturals' foam technology was developed in response to the gulf oil spill. The revolutionary foam absorbs grease while repelling water and inhibiting bacteria growth and odors. The earth conscious company prides itself on its plant-based products made from renewable resources with no petroleum by-products. Pura Naturals’ products are sold online through Amazon and Homedepot.com, and in stores at Ace Hardware, True Value Hardware, Menards, and other retailers nationwide.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Our discussion may include predictions, estimates or other information that might be considered forward-looking. While these forward-looking statements represent our current judgment on what the future holds, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this presentation. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, changes in relationships with third parties, product mix sold by the Company and other information, including the Company’s risk factors, described in the Company’s most recent periodic filings with the Securities and Exchange Commission.

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Contacts

For Further Information, please contact:

Robert Doherty, Chief Executive Officer Pura Naturals Inc.

P: 949-273-8100 www.puranaturalsproducts.com Email: info@puranaturalsproducts.com

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Replying to @Pura_Naturals

California Governor Gavin Newsom, the Center for Disease Control, and other authorities. We are open for business within those guidelines and remain positive about our future. We will provide another update on our business activities in approximately 2 weeks.

Mar 26, 2020

We wish all of our customers good health & safety during this uncertain time in our history relative to the Coronavirus epidemic. Pura Naturals & the Grease Beast brand of products are taking the proper safeguards for our employees & staff as outlined by the President of the

USA

Mar 26, 2020

Our Grease Beast products a and selling fast! If you want to find a location you can go to our website and use our store locator!!

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